Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated May 7, 2013

J.P. Morgan US Treasury Note Futures (G) Tracker

Index Highlight - May 2013

OVERVIEW

The JPMorgan US Treasury Note Futures (G) Tracker Index (the "Index") is a proprietary J.P. Morgan strategy that seeks to replicate the returns of maintaining a long position in 10-Year U.S. Treasury notes futures contracts.



Hypothetical and Actual Historical Performance – Apr 30, 2003 to Apr 30, 2013



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Apr-03
Apr-05
Apr-07
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10 Yr Futures Tracker
US Govt 10Y Yield

Recent Index Performance

	Historical Return
Apr 2013	1.04%
Mar 2013	0.33%
Feb 2013	1.07%

Key Features of the Index

- Synthetic index which aims to replicate a rolling position in US 10 year Treasury Futures;
- Notionally rolled on a quarterly basis[2], prior to the expiry of the current front month contract;
- The futures contract is based on U.S. Treasury notes maturing between 6.5 years and 10 years from the delivery month;
- Levels published on Bloomberg under the ticker RFJGUSBE

Hypothetical and Historical Total Returns (%) and Volatility (%) – Apr 30, 2013

Three Year Annualized Return[1]	7.19%
Five Year Annualized Return[1]	6.74%
Ten Year Annualized Return[1]	4.60%
Ten Year Annualized Volatility[3]	6.55%
Ten Year Sharpe Ratio[4]	0.702

Notes

1) Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily Index closing levels from Apr 30,2003 through Aug 27, 2009, and the actual historical performance of the Index based on the daily Index closing level from Aug 28, 2009 through Apr 30, 2013, as well as the performance of the US Generic Government 10 Year Yield Index over the same period. There is no guarantee of any future performance for these indices based on this information. Source: Bloomberg and JPMorgan.

2) On a quarterly basis (generally, the second to last business day in February, May, August and November), J.P. Morgan Securities Ltd., or JPMSL, acting as the Index calculation agent, will rebalance the Index to take synthetic long positions in the next 10 year Treasury Futures Contract scheduled to expire immediately following the contract closest to expiration.

3) Calculated based on the annualized standard deviation for the ten year period prior to Apr 30, 2013

4) For the above analysis, the Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

May 07, 2013

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